Exhibit 99.1

2013-08

Contact:	Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES THIRD QUARTER EARNINGS

HOUSTON (October 24, 2013) -- Cameron (NYSE: CAM) reported earnings per share for the third quarter of 2013 of $0.81, excluding charges. After-tax charges for the third quarter of 2013 were $8.6 million, primarily related to the integration of OneSubsea and certain other acquisitions.

The Company reported GAAP net income of $189.6 million for the quarter, or $0.78 per diluted share. This compares to GAAP net income of $223.6 million for the third quarter of 2012, or $0.90 per diluted share.

Year-over-year revenues increase

Revenues of $2.5 billion for the quarter were a record, up nearly 13 percent from $2.2 billion a year ago.  Cameron Chairman and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increases were due to double digit revenue gains in Drilling & Productions Systems (DPS). “Record revenues were established this quarter in each of our DPS businesses, OneSubsea, surface and drilling systems,” Moore said.

Year-over-year orders increase over 32 percent; backlog at record level

Total orders were $3.0 billion for the quarter, up from $2.3 billion in the third quarter of 2012, for an increase of over 32 percent. Year-to-date subsea bookings of $2.8 billion have eclipsed the previous record of $2.7 billion established for full-year 2008.

The quarter included the delivery of the first in a series of high specification, harsh environment jack-up drilling rigs to Prospector Offshore Drilling S.A. This represents the seventh jack-up drilling package delivered by the Company’s Sense operations.

Cameron’s backlog at the end of the third quarter was $11.2 billion, up from the beginning of the year level of $8.6 billion and up from $7.6 billion a year ago.  This is a record backlog for the Company and represents almost 47 percent growth from prior year. Moore stated, “The Company is committed to continue to invest in the infrastructure required to meet our customers’ needs.”

OneSubsea receives subsea processing order

Subsequent to quarter end, OneSubsea received a letter of award for one of the largest dual pumping stations in its history from Total for its Moho Phase 1 bis. subsea project in the Congo,  further demonstrating OneSubsea’s clear leadership in the subsea processing space. OneSubsea has sold eighty-five subsea pumping units over the past seventeen years. Moore noted that OneSubsea will make significant investments in R&D in 2014. “This will further advance a number of platforms like subsea processing that will allow us to achieve OneSubsea’s stated goal of maximizing reservoir recovery for its customers”, Moore said.

Capital investment and share repurchases continue

Year-to-date cash flow from operations was $206.5 million compared to $138.2 for the comparable period in 2012.  Capital spending will approximate $500 million in 2013, reflecting multiple opportunities for deployment of capital, including enhanced exposure to North American resource plays and expansion of facilities and investment in the drilling and aftermarket services businesses.

The Company acquired 7.7 million of its shares during the third quarter. Total cash returned to shareholders through share repurchases totaled $558 million so far in 2013. Further, the Company’s board of directors approved an additional $1.0 billion share repurchase authorization at its October meeting.

Fourth quarter earnings guidance

The Company’s fourth quarter earnings are expected to be in the range of $0.95 to $1.00 per share, excluding charges.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future deliveries, cash flow from operations, earnings and earnings per share estimates of the Company, including those of OneSubsea, for the fourth quarter of 2013. Also included are expectations regarding full year 2013 capital expenditures for the Company and 2014 estimated R&D spending by OneSubsea which have been  made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products, particularly as affected by North American activity; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues:
Drilling & Production Systems	$1,636.8	$1,279.7	$4,344.2	$3,477.6
Valves & Measurement	502.5	536.0	1,558.3	1,585.5
Process & Compression Systems	356.5	402.6	998.4	1,013.2
Total revenues	2,495.8	2,218.3	6,900.9	6,076.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,780.7	1,568.2	4,899.8	4,297.5
Selling and administrative expenses	346.6	285.0	986.2	842.6
Depreciation and amortization	83.4	66.8	223.5	189.9
Interest, net	23.2	25.1	74.4	69.8
Other costs	13.9	3.4	80.2	11.8
Total costs and expenses	2,247.8	1,948.5	6,264.1	5,411.6

Income before income taxes	248.0	269.8	636.8	664.7
Income tax provision	(55.6)	(46.2)	(155.6)	(132.5)
Net income	192.4	223.6	481.2	532.2
Net income attributable to noncontrolling interests	2.8	–	2.8	–
Net income attributable to Cameron	$189.6	$223.6	$478.4	$532.2

Earnings per share attributable to Cameron stockholders:
Basic	$0.78	$0.91	$1.95	$2.16
Diluted	$0.78	$0.90	$1.94	$2.15

Shares used in computing earnings per share attributable to Cameron stockholders:
Basic	242.7	246.4	245.6	246.3
Diluted	244.2	248.1	247.1	248.0

EBITDA, excluding other costs:
Drilling & Production Systems	$273.6	$239.9	$711.2	$623.4
Valves & Measurement	107.8	116.0	349.7	340.4
Process & Compression Systems	43.1	50.6	105.9	106.5
Corporate and other(1)	(56.0)	(41.4)	(151.9)	(134.1)
Total	$368.5	$365.1	$1,014.9	$936.2

(1)	Corporate EBITDA amounts exclude $13.9 million and $80.2 million of other costs for the three- and nine-month periods ended September 30, 2013; and $3.4 million and $11.8 million for the three- and nine-month periods ended September 30, 2012.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets:
Cash and cash equivalents	$1,257.0	$1,185.8
Short-term investments	498.2	517.0
Receivables, net	2,467.7	1,966.7
Inventories, net	3,216.3	2,741.2
Other	434.9	499.9
Total current assets	7,874.1	6,910.6

Plant and equipment, net	1,926.9	1,765.1
Goodwill	2,939.9	1,923.9
Other assets	1,123.3	558.6
Total Assets	$13,864.2	$11,158.2

Liabilities and Stockholders’ Equity:
Short-term debt	$292.5	$29.2
Accounts payable and accrued liabilities	3,533.6	3,045.7
Accrued income taxes	88.1	94.1
Total current liabilities	3,914.2	3,169.0

Long-term debt	1,820.5	2,047.0
Deferred income taxes	320.9	131.7
Other long-term liabilities	222.9	244.4
Total liabilities	6,278.5	5,592.1

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at September 30, 2013 and December 31, 2012	2.6	2.6
Capital in excess of par value	3,170.5	2,094.6
Retained earnings	4,599.1	4,120.7
Accumulated other elements of comprehensive income (loss)	(92.2)	(30.0)
Less: Treasury stock, 24,621,527 shares at September 30, 2013 (16,415,336 shares at December 31, 2012)	(1,145.1)	(621.8)
Total Cameron stockholders’ equity	6,534.9	5,566.1
Noncontrolling interests	1,050.8	–
Total equity	7,585.7	5,566.1

Total Liabilities and Stockholders’ Equity	$13,864.2	$11,158.2

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income	$192.4	$223.6	$481.2	$532.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61.7	53.6	177.1	153.0
Amortization	21.7	13.2	46.4	36.9
Non-cash stock compensation expense	13.4	9.7	40.7	31.3
Deferred income taxes and tax benefit of employee stock compensation plan transactions transactions	18.8	(91.2)	30.3	(59.6)
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(162.0)	(65.9)	(232.9)	(49.1)
Inventories	(109.8)	(127.3)	(449.9)	(439.5)
Accounts payable and accrued liabilities	211.4	74.2	218.9	(94.1)
Other assets and liabilities, net	(48.0)	88.6	(105.3)	27.1
Net cash provided by operating activities	199.6	178.5	206.5	138.2
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	259.3	262.7	887.6	775.0
Purchases of short-term investments	(447.2)	(207.3)	(868.6)	(715.6)
Capital expenditures	(123.3)	(98.7)	(305.9)	(280.4)
Dispositions (acquisitions), net of cash acquired	(19.8)	–	(10.8)	(309.6)
Proceeds received and cash acquired from formation of OneSubsea	–	–	603.0	–
Proceeds from sales of plant and equipment	3.1	7.5	7.5	25.8
Net cash provided by (used for) investing activities	(327.9)	(35.8)	312.8	(504.8)
Cash flows from financing activities:
Short-term loan borrowings (repayments), net	32.0	6.6	40.6	(37.9)
Issuance of senior debt	–	–	–	499.3
Debt issuance costs	–	–	–	(3.4)
Purchase of treasury stock	(433.2)	(5.0)	(557.9)	(12.5)
Contributions from noncontrolling interest owners	62.2	–	62.2	–
Purchases of noncontrolling ownership interests	(7.2)	–	(7.2)	–
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	0.9	8.3	30.0	10.4
Excess tax benefits from employee stock compensation plan transactions	0.8	4.1	8.9	9.3
Principal payments on capital leases	(2.9)	(2.8)	(13.0)	(8.1)
Net cash provided by (used for) financing activities	(347.4)	11.2	(436.4)	457.1
Effect of translation on cash	14.6	7.8	(11.7)	1.3
Increase (decrease) in cash and cash equivalents	(461.1)	161.7	71.2	91.8
Cash and cash equivalents, beginning of period	1,718.1	829.0	1,185.8	898.9
Cash and cash equivalents, end of period	$1,257.0	$990.7	$1,257.0	$990.7

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Drilling & Production Systems	$2,205.1	$1,475.6	$6,450.8	$4,782.2
Valves & Measurement	497.3	485.8	1,559.6	1,563.6
Process & Compression Systems	343.2	338.7	999.6	1,097.7
Total	$3,045.6	$2,300.1	$9,010.0	$7,443.5

Backlog

	September 30, 2013	December 31, 2012	September 30, 2012

Drilling & Production Systems	$9,161.5	$6,576.4	$5,423.9
Valves & Measurement	1,057.6	1,051.0	1,083.8
Process & Compression Systems	940.4	969.8	1,090.0
Total	$11,159.5	$8,597.2	$7,597.7

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended September 30, 2013
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$216.2	$98.1	$34.2	$(100.5)	$248.0
Depreciation & amortization	57.4	9.7	8.9	7.4	83.4
Interest, net	−	−	−	23.2	23.2
Other costs	−	−	−	13.9	13.9
EBITDA, excluding other costs	$273.6	$107.8	$43.1	$(56.0)	$368.5

	Three Months Ended September 30, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$198.8	$105.6	$41.7	$(76.3)	$269.8
Depreciation & amortization	41.1	10.4	8.9	6.4	66.8
Interest, net	–	–	–	25.1	25.1
Other costs	–	–	–	3.4	3.4
EBITDA, excluding other costs	$239.9	$116.0	$50.6	$(41.4)	$365.1

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Nine Months Ended September 30, 2013
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$566.3	$320.2	$79.4	$(329.1)	$636.8
Depreciation & amortization	144.9	29.5	26.5	22.6	223.5
Interest, net	–	–	–	74.4	74.4
Other costs	–	–	–	80.2	80.2
EBITDA, excluding other costs	$711.2	$349.7	$105.9	$(151.9)	$1,014.9

	Nine Months Ended September 30, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$510.2	$309.3	$79.2	$(234.0)	$664.7
Depreciation & amortization	113.2	31.1	27.3	18.3	189.9
Interest, net	–	–	–	69.8	69.8
Other costs	–	–	–	11.8	11.8
EBITDA, excluding other costs	$623.4	$340.4	$106.5	$(134.1)	$936.2

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended September 30, 2013
	After Tax	Diluted EPS (3)

Net income attributable to Cameron, as reported	$189.6	$0.78
Adjustments:
OneSubsea integration costs(1)	3.1
Acquisition integration costs(2)	2.5
Litigation, restructuring and other costs(2)	1.9
Mark-to-market impact on currency derivatives not designated as accounting hedges(2)	1.1
Adjusted EPS attributable to Cameron stockholders	$198.2	$0.81

(1)	Cameron’s share of OneSubsea integration costs, net of tax at a rate of 25%
(2)	Individual adjustments assume a 22.4% effective tax rate
(3)	Based on 244.2 million diluted shares

	Three Months Ended September 30, 2012
	After Tax (1)	Diluted EPS (2)

Net income attributable to Cameron, as reported	$223.6	$0.90
Adjustments:
Acquisition integration costs	4.4
Mark-to-market impact on currency derivatives not designated as accounting hedges	(6.3)
Litigation, restructuring and other costs	4.7
Adjusted EPS attributable to Cameron stockholders	$226.4	$0.91

(1)	Individual adjustments assume a 17.1% effective tax rate
(2)	Based on 248.1 million diluted shares